                             AGREEMENT
                                FOR
                    PURCHASE AND SALE OF ASSETS
                              BETWEEN
                   MEMORY CARD TECHNOLOGY, A/S,
                    IN SUSPENSION OF PAYMENTS,
                                AND
                       DATARAM CORPORATION



     THIS AGREEMENT is entered into on this 15th day of March, 2001, by and between Memory Card Technology, A/S, in suspension of payments, a corporation of Denmark, CVR No. 13087474 in the Danish central business register (hereinafter referred to as "Seller") and Dataram Corporation, a New Jersey corporation of the United States (hereinafter referred to as "Buyer").

     WHEREAS, Seller has been conducting the business of the design, manufacturing and distribution of memory modules used in computers and other electronic devices, together with providing third party electronic manufacturing services to computer and other electronic equipment manufacturers (the "Business"); and

     WHEREAS, Seller has developed expertise and manufacturing capabilities in all major and next-generation memory technologies including DRAM/SDRAM, SRAM, SGRAM, FLASH, DIRECT
RAMBUS and DDR MEMORY; and

     WHEREAS, Seller's name, product reputation, technology, employee expertise and know-how, and customer relations have made it well known in the computer memory market; and

     WHEREAS, Seller has been listed on the Copenhagen Stock
Exchange since November 24, 1997; and

     WHEREAS, Seller on January 29, 2001, announced to the
Bankruptcy Court in Aarhus, Denmark, that it has suspended its payments to creditors; and

     WHEREAS, Buyer is in the business of selling memory systems; and
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

     WHEREAS, Buyer has reviewed certain due diligence materials assembled by the Seller and has interviewed the executive officers of the Seller; and

     WHEREAS, Seller wishes to cease its business and sell to Buyer and Buyer wishes to purchase from the Seller certain of the assets, properties, rights and claims of the Business as described herein and upon the terms and conditions and subject to certain obligations as set forth in this asset purchase agreement (the "Agreement"), subject to the approval of the Seller's creditors and the duly appointed supervisor (the "Supervisor") as may be required under Danish Bankruptcy Law.

     NOW THEREFORE in consideration of the representations, warranties, covenants and agreements herein contained, Seller and Buyer agree as follows:



                            Article I

                         THE TRANSACTION

     1.1 Purchase and Sale of Assets. At the Closing, Seller shall sell, transfer, assign and deliver to Buyer, or its designated wholly owned subsidiary entity, and Buyer, or its designated wholly owned subsidiary entity, shall purchase, accept and receive, full and unencumbered title to and interest in, relating to or arising from the Purchased Assets. However, designation of a wholly-owned subsidiary by the Buyer will not reduce the liability of the Buyer to the Seller under this Agreement.

     1.2 Purchased Assets. The "Purchased Assets" are substantially all of the assets, properties, rights, good will and claims acquired for, used in, held for use in, relating to or arising from the conduct of the Business, wherever located, (excepting only such assets as are expressly excluded under this Agreement) described as follows:

     (a) All accounts receivable of the Seller and Acquired Subsidiaries, as defined in Section 1.2(m), except those expressly excluded accounts receivable noted on Schedule
1.2(a) hereto, as of Closing;

     (b)     Inventories of the Seller and Acquired
Subsidiaries as defined in Section 1.2(m), whether
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raw materials, spare parts, supplies, work in process,
demonstration units, research and development units or finished goods, and whether in transit, at customs, on consignment, yet to be delivered or otherwise, as well as office supplies, stationery, brochures and like materials, as of Closing ("Inventory");

     (c) Vehicles and vehicle leases listed in Schedule 1.2(c) which Seller will transfer into Buyer's name. To the extent that Seller remains obligated under vehicle leases, Buyer shall indemnify and hold Seller harmless from any liability, on a going forward basis from and after Closing, which Seller may incur thereunder;

     (d) Plant, equipment, machinery, furniture and fixtures, as well as leases of same, the major items of which are identified in Schedule 1.2(d). Seller shall obtain all necessary consents to the assignment of the scheduled leases to Buyer (attached as a separate Exhibit A is the current leasing agreement of SMD lines with Uni-leasing;

     (e) Tools, dies, jigs, molds, patterns, service manuals, service aids, service and testing tooling and equipment and drawings, literature and blueprints (including but not limited to manuals, schematics and related information);

     (f) Such aspects of Seller's computer software programs, source codes, object codes, information systems, program specifications and related material and documentation and any and all licenses and copies thereof and rights thereto which relate to the conduct of the Business;

     (g) Exclusive ownership for its own use patents, trademarks, trade names, trade styles, trade dress, web sites, logos, product designations (pending or in process for any of the foregoing), (collectively, the "Intellectual Property," a non-exhaustive list of which is attached as Schedule 1.2(g)) used in the conduct of the Business, including expressly the name Memory Card Technology, Hypertec and every other name by which the Seller and any of its subsidiaries have used in business

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provided, however, that Seller temporarily may retain its
corporate name Memory Card Technology A/S, but this name shall not be further used in business by the Seller and the Seller shall take such steps as are reasonably practical to change its name at the earliest possible date;

     (h) Information in the nature of know-how, trade secrets, inventions, patterns, processes, ideas, designs, devices, engineering drawings and related information and documentation;

     (i) All records of the Business, including but not limited to service records, vendor and customer records and materials related to customer leads and employee records;

     (j) Rights and claims under service and parts contracts, manufacturing contracts, joint ventures and leases under which Seller is the lessor for products of the Business listed in Schedule 1.2(j);

     (k) Rights under agreements with employees, former employees and others concerning confidentiality, noncompetition and the assignment of inventions;

     (l) Permits, licenses, approvals, registrations, authorizations and indicia of authority (and pending applications for any thereof) to the extent transferable;

     (m) Full and unencumbered ownership of the direct and indirect subsidiaries of the Seller as set forth in Schedule
1.2(m) hereto (the "Acquired Subsidiaries");

     (n) Goodwill. This Agreement includes the transfer of Seller's goodwill including but not limited to customer files. In entering into this Agreement Buyer is relying upon Seller's name, reputation, technology and know-how that have made Seller a well known and respected supplier of computer memory;

     (o) Real Estate Leasehold. Buyer shall be assigned the existing lease of Seller's premises at

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Sonderhoj 22, DK-8260 Viby J, Denmark, and Seller shall obtain any necessary landlord consent to the assignment. Any security deposit held by the landlord as security for rehabilitating the premises upon termination of the lease shall be assigned by Seller for the benefit of the Buyer.

     1.3 Assets Not Purchased under the Agreement. The following assets are not purchased under this Agreement but shall remain the property of Seller:

          (a) Expressly excluded accounts receivables set forth in Schedule 1.2(a);

          (b) Interests in subsidiaries not included in the purchase, as set forth on Schedule 1.2(m), and the assets held by these subsidiaries at Closing hereof;

          (c) Return of insurance premiums for periods up to Closing;

          (d)     VAT claim of approximately DKK 638,536 under
section 13(1)(11) of the Danish VAT Act (Momsloven);

          (e)     VAT Claims of Memory Card Technology South
America, SA, aggregating approximately $200,000 not arising out of current options;

          (f) An intercompany receivable of USD 335,000, of which USD 67,000 has already been written off on the books of Memory Card Technology, Colombia, Limitadas balanced by an intercompany payable from Memory Card Technology South
America, SA;

          (g)     Oracle licenses; and

          (h)     Cash

     1.4 Obligations and Liabilities: Buyer shall assume only such obligations and liabilities of the Seller as are expressly set forth in this Agreement, and no others.


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                          Article II

                WARRANTIES AND REPRESENTATIONS

     2.1 Seller Representations and Warranties. Seller has delivered to Buyer a disclosure letter dated the date hereof setting forth such lists and information as may be required under this Article II (the "Disclosure Letter"). Except with respect to free and unencumbered title to the Purchased Assets, obligations to employees, and the authority of the Seller to enter into this Agreement, the liability of Seller for breach of any representation or warranty is limited to the escrow established under Section 7.1. This Agreement may be terminated by the Buyer prior to Closing for a material breach of the representations and warranties of the Seller as its sole remedy. Where a representation is made to the knowledge of the officers of the Seller, it is the knowledge of Lars Marcher and Carl Peter Nielson whose knowledge is referred to. Subject to the foregoing, Seller represents and warrants to Buyer as follows:

     2.1.1     Organization.

     Seller and each Acquired Subsidiaries is an organization duly organized, and validly existing under the laws of its jurisdiction of incorporation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations.

     2.1.2     Authority; No Conflict.

     This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, has been duly authorized by its Board of Directors and is not inconsistent with the laws of Denmark. No further approvals of this Agreement are necessary to effectuate its terms, except for approval of this Agreement by 75% of Seller's creditors. Except as set forth in Part 2.1.2 of the Disclosure Letter this Agreement does not conflict with any agreement to which the Seller or any Acquired Subsidiary is a party or give rise to the right of any party to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or result in the imposition or creation of any encumbrance upon any of the
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

assets owned or used by the Seller or any Acquired
Subsidiaries.

     2.1.3     Ownership.

     The Seller directly or indirectly through another
Acquired Subsidiary owns 100% of all equity interest in each Acquired Subsidiary and no person has a right or other option to buy any of the assets transferred hereby or any equity interest in any Acquired Subsidiary.

     2.1.4     Balance Sheet.

     The Seller has delivered to Buyer a balance sheet dated as of February 28, 2001 (the "Balance Sheet") which fairly presents the book value of the Seller's assets as adjusted as of that date. The March 15, 2001 balance sheet will be prepared on the basis of the same accounting practices as the balance sheet dated February 28, 2001 previously delivered in accordance with Section 6.4 hereof, but will include an accrual through March 15, 2001 for employee salary and associated taxes for all employees world wide to be paid at the end of March payroll.

     2.1.5     Books and Records.

     The minute books, stock record books, and other records of the Acquired Subsidiaries, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors, of the Acquired Subsidiaries.

     2.1.6     Title to Property; Leases of Property;
Encumbrances.

     The Seller and the Acquired Subsidiaries own no real property. Part 2.1.6 of the Disclosure Letter contains a complete and accurate list of all material leases, subleases, licenses and other agreements under which the Seller and Acquired Subsidiaries have the right to use or occupy, now or in the future, any property, real or personal. All material personal property owned by the Seller and Acquired Subsidiaries are free and
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clear of all encumbrances, except as set forth in Part 2.1.6 of the Disclosure Letter.

     (b) None of the properties set forth in Part 2.1.6 of the Disclosure Letter is in violation in any material respect of any applicable building, zoning, health or other law, ordinance or regulation in respect of its buildings or other structures or its operation. All such properties have received all material governmental authorizations required in connection with the ownership or operation thereof.

     (c)     Each of the leasehold interests listed on Part
2.1.6 of the Disclosure Letter (the "Leases") is in full force and effect in accordance with its terms and has not been modified except as set forth on Part 2.1.6 of the Disclosure Letter with all rent paid to date. The Seller has delivered to Buyer a true and complete copy of each Lease. Except as set forth in Part 2.1.6 of the Disclosure Letter, no default under any material Lease has been asserted by any party thereto against the other, and there is no default or event which alone or with notice or lapse of time, or both, would constitute a default thereunder.

     2.1.7     Condition and Sufficiency of Assets.

The manufacturing lines in Denmark and Australia, and all other material buildings, plants, structures, and equipment (including, without limitation, the electrical, mechanical, plumbing, elevator, heating, ventilating, air conditioning and fire safety systems) owned, leased or used by the Seller and the Acquired Subsidiaries at such locations, to the knowledge of the officers of the Seller, are structurally sound, are in good operating condition and repair (except as set forth in Part 2.1.7 of the Disclosure Letter), and are adequate for the uses to which they are being put, and none of such material buildings, plants, structures, or equipment is in need of maintenance or repairs, in both cases, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Seller and Acquired Subsidiaries own or have the legal right to use (and at the Closing will own or have the legal right to use) all assets, properties and rights necessary for the continued conduct of their respective businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing.

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     2.1.8     No Undisclosed Liabilities.

     Except as set forth in Part 2.1.8 of the Disclosure
Letter, the Seller and Acquired Subsidiaries have, to the knowledge of officers of the Seller, no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise).

     2.1.9     Taxes.

     The Acquired Subsidiaries have filed or caused to be filed on a timely basis all federal and other material tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group. The Acquired Subsidiaries have paid, or made provision for the payment of, all Taxes (including all taxes required to be withheld or collected) that are shown as due on such tax returns or pursuant to any assessment received by the Seller and the Acquired Subsidiaries with respect to such returns unless disclosed in Part 2.1.9 of the Disclosure Letter.

     2.1.10     No Material Adverse Change.

     Since the date of the Balance Sheet, to the knowledge of the Sellers there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Seller or Acquired Subsidiary not disclosed in the Balance Sheet, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change that has not been fully disclosed to the Buyer.

     2.1.11     Compliance with Legal Requirements.

     Except as set forth in Part 2.1.11 of the Disclosure Letter, to the knowledge of officers of the Seller, the Seller and each Acquired Subsidiary is, and at all times since June 30, 1997 has been, in compliance in all material respects with each legal requirement that is or was applicable to it, to its Intellectual Property, or to the conduct or operation of its business or the ownership or use of any of its assets;

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     2.1.12     Legal Proceedings; Orders.

     Except as set forth in Part 2.1.12 of the Disclosure
Letter, to the knowledge of officers of the Seller, there is no order or pending proceeding, and no investigation:

          (a) that has been commenced by or against the Seller or any Acquired Subsidiary to which any of the Seller or any Acquired Subsidiary is subject, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Seller and Acquired Subsidiaries; or

          (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the knowledge of officers of the Seller, no such proceeding or investigation has been threatened. The proceedings and investigations listed in Part 2.1.12 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Seller and Acquired Subsidiaries.

     2.1.13     Absence of Certain Changes and Events.

     Except as set forth in Part 2.1.13 of the Disclosure
Letter, since the date of the Balance Sheet, the Seller and Acquired Subsidiaries have, subject to the Seller's suspension of payments and to the extent possible, conducted their business only in the ordinary course of a company in suspension of payments.

     2.1.14     Contracts.

     Part 2.1.14 of the Disclosure Letter contains a complete and accurate list, and the Seller has delivered to the Buyer true and complete copies, of each material contract of the Seller or any Acquired Subsidiary.

     2.1.15     Insurance.

     The Seller has delivered to Buyer and Part 2.1.15 of the Disclosure Letter contains a true and complete list of all:

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          (a)     material policies of insurance to which the
Seller and all Acquired Subsidiaries are a party or under which the Seller or any Acquired Subsidiary is or has been covered at any time within the three years preceding the date of this Agreement; and

          (b) pending applications for material policies of insurance.

     2.1.16     Environmental Matters.

     Except as set forth in Part 2.1.16 of the Disclosure
Letter to the knowledge of the officers of the Seller:

          (a) The operations and Facilities of the Seller and each Acquired Subsidiary are, and at all times since
January 30, 1997 have been, in compliance in all material respects with and are not liable under any applicable
Environmental Laws.

          (b) The Seller has delivered to the Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring results, containing material information, possessed or initiated by the Seller or any Acquired Subsidiary pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities.

2.1.17     Intellectual Property.

      (a)     One or more of the Seller or the Acquired
Subsidiaries is the owner of all right, title, and interest in and to the Intellectual Property, free and clear of any and all liens, security interests, charges, encumbrances, entities, and other adverse claims.

      (b) No patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the knowledge of officers of the Seller, there is no potentially interfering patent or patent application of any third party.

      (c) Except as set forth in Part 2.1.17(c) of the Disclosure Letter, to the knowledge of the officers of the Seller, no Intellectual Property is being infringed. There has been no challenge to the validity or enforceability of any patent or trademark, nor, to the

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knowledge of officers of the Seller, no threat of any such
challenge. To the knowledge of officers of the Seller, none of the products manufactured and sold, nor any process or know-how used, by the Seller or any Acquired Subsidiary infringes or is alleged to infringe any patent or other proprietary right of any other person.

     2.1.18          Employees.

     No employees or directors have any material rights against the Seller or any Acquired Subsidiary or any third parties for which the Seller or any Acquired Subsidiary shall be liable other than what is generally provided for in the Danish Salaried Employees Act (funktionoerloven) or the Danish Holiday Act (ferieloven) or similar legislation in any country where an Acquired Subsidiary conducts business and no employee has submitted any claims towards the Seller pursuant to such rules or any other regulation. No employees or directors of the Seller or any Acquired Subsidiary shall have any other rights against the Buyer arising out of (1) incentive schemes connected to the sale of the assets of the Seller and the shares of any Acquired Subsidiary or the insolvency proceedings of the Seller, (2) any share option programmes or
(3) any stay bonuses. Except as set forth in part 2.1.18 of the Disclosure Letter, no employee or director dismissed prior to the closing date has submitted claims for redundancy payment or damages as a result of the cessation of their employment that are still outstanding.

     2.1.19     Brokers or Finders.

     The Seller and the Acquired Subsidiaries and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will become the obligation of the Buyer.

     2.2     Buyer Representations and Warranties.  Buyer
Represents and Warrants to Seller as follows:

     2.2.1     Organization and Good Standing.

     The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

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     2.2.2          Authority; No Conflict.

          (a) This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. Upon the execution and delivery by Buyer of this Agreement, this Agreement will constitute the legal, valid, and binding obligations of the Buyer and/or any assigns as the case may be, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or general equitable principles. The Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Neither the execution and delivery of this Agreement or any Closing Document by the Buyer or its assigns, nor the consummation or performance of any of the Contemplated
Transactions by the Buyer or its assigns will violate any agreement to which it is a party.

     The Buyer will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     2.2.3     Certain Proceedings.

     There is no pending proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of the Seller, no such proceeding has been threatened.

     2.2.4     Brokers or Finders.

     The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will become the obligation of the Seller.

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                        Article III

                         EMPLOYEES

     3.1 Employees of Seller to be Employed by Buyer. All employees employed by the Seller as of Closing shall from that date be employed by the Buyer pursuant to the Danish Act on the legal status of employees in connection with transfers of undertakings (Lov om lonmodtagers retsstilling ved virksomhedsoverdragelse). Consequently the Buyer shall step into all rights and obligations of the Seller towards the employees as of Closing, including but not limited to all individual contracts, collective agreements and obligations arising out of the Danish Salaried Employee's Act.

     3.2 Accruals. The Seller shall indemnify and reimburse Buyer for any liability for payments in accordance with (1) the Danish Holiday Act or similar legislation in a country where an Acquired Subsidiary conducts business, (2) incentive schemes connected to the sale of the assets of the Seller and the shares of any Acquired Subsidiary or the insolvency proceedings of the Seller, (3) any share option programmes or (4) any stay bonuses as well as (5) any material undisclosed obligation toward any employee or director of the Seller of any of the Acquired Subsidiaries.

     3.3 Notice to Employees. Pursuant to the Danish Act on the legal status of employees in connection with transfers of undertakings, the Seller is obliged to inform the employee representatives of the reason for the takeover and of its legal, financial and social consequences for the employees. The Seller has done so, and the Buyer warrants to fulfil Buyer's obligations towards the employees in pursuance of the said act.

     3.4 Certain Senior Managers. Buyer shall from the date of Closing employ the CEO Lars Marcher and the CFO Carl Peter Nielsen in accordance with separate contracts concluded between Buyer and Lars Marcher and Carl Peter Nielsen. It is a condition to Closing that Lars Marcher and Carl Peter Nielsen as well as production manager Finn Pedersen, as of Closing, have not given notice of termination of their present contracts with Seller.

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                         Article IV

                 CONTRACTUAL RELATIONSHIPS

     4.1 Buyer's Assumption of Certain Contracts. Buyer shall assume, on a forward going basis, the rights and obligations arising out of contracts and agreements entered into by Seller in the ordinary course of conducting the Business, subject to the approval, where necessary, of the other contracting party. Buyer does not assume obligations for payments under such contracts which were incurred prior to Closing, and for which performance by the other contracting party was complete prior to Closing. In no event shall Buyer's obligation to assume apply to any individual contract which exceeds DKK 200,000, except in the case of contracts listed in Schedule 4.1.

     4.2 Terms of Assumption. Buyer shall assume rights and obligations of paragraph 4.1 above, subject to the following terms:

          (a)     Supply and Leasing Agreements

Buyer shall notify the other parties to such agreements promptly after Closing and, if necessary, commence negotiations with a view to obtaining their approval of Buyer's replacement of Seller in the contract, but Buyer shall not be liable for payments for periods prior to Closing.

In the event that a supplier/lessor does not approve of the order being executed by the Buyer, the Buyer in the name of the Seller but for Buyer's own risk and account shall perform such contract.

          (b)     Customer and Sales Agreements and Offers

Buyer shall take over the Seller's portfolio of received, but as of Closing, not yet executed orders or partly executed orders, as offers submitted but not accepted, as well as any Letters of Credit in connection thereto.

The list attached as Exhibit B shows orders and offers received or placed but not yet executed. The list also contains information regarding the name of

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

the customer, the volume of the order, due date and price.

Buyer shall attempt, to the extent this is considered reasonable, to achieve the other parties' approval of the order or the offer being executed by the Buyer.

In the event that the customer does not approve of the order being executed by the Buyer, the Buyer in the name of the Seller but for Buyer's own risk and account shall perform such contract.

Buyer also replaces the Seller in any sales agreements entered into by the Seller, but shall not be liable for obligations by the Seller incurred prior to Closing.

The procedure follows the above-stated procedure relating to orders and offers.

          (c)     Distribution Agreements

Following the conclusion of this Agreement, the Seller shall as soon as possible seek to obtain the approval of the distributors and agents stipulated Exhibit C with a view to transferring the agency/distributor contracts to the Buyer.

If the period in which Seller is in suspension of payments (Betalingsstandsning) according to the Danish Bankruptcy Act has lapsed and the Buyer was unsuccessful in obtaining an agreement with an agent or distributor regarding transfer of a distribution agreement, the Seller is entitled to terminate such agreement and the Buyer shall subsequently assist the Seller in performing the contract in the notice period.



                            Article V

                            COMPLAINTS

     5.1 The Buyer is entitled but not obliged to at the Buyer's own risk and expense, to meet complaints from

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customers relating to deliveries made by the Seller prior to
Closing.

     5.2 The Buyer is obliged, at the Seller's written request and at the Seller's expense, of this clause 5, to perform work relating to complaints.

     5.3 The expenses relating to the performance of remedy-work on behalf of Seller shall be made up as Buyer's actual external expenses without supplement or, if the Buyer itself remedies the complaint, at the cost price (wages and materials). Expenses relating to complaints shall be invoiced to Seller monthly in arrears. With the invoice, the Seller shall receive a statement of the work performed.



                         Article VI

                 PURCHASE PRICE AND PAYMENT

     6.1 Purchase Price. The purchase price for the assets shall be:

          (a) DKK 161,900,000 (less escrow funds in the amount of USD 1,000,000 pursuant to Section 7.1 and a further amount to be determined pursuant to Section 7.2), payable at Closing in U.S. Dollars converted at the official rate of exchange of the National Bank of Denmark (Denmarks Nationalbank - Reuter page DNKA 21) applicable as of the day of Closing; plus

          (b) USD 12,000,000 representing the good will of Memory Card Technology, A/S, Denmark, payable at Closing.

     6.2     Inventory.  The payment set forth in paragraph
6.1(a) includes 60% of the book value of the inventory acquired by the Buyer, as provided in Section 1.2(b) of this Agreement.


     6.3 Accounts Receivable. The payment set forth in paragraph 6.1(a) includes 100% of the book value of the accounts receivable of the Seller as provided in Section
1.2(a) of this Agreement.

     6.4 Adjustment to Purchase Price. The purchase price for the assets set forth in paragraph 6.1(a), above, is as reflected in Seller's balance sheet of February 28, 2001, and shall be adjusted to reflect changes in the individual items of the balance sheet from that date to March 15, 2001, using the same principles as were applied to the February 28, 2001, balance sheet. The final elements of the March 15, 2001 balance sheet and the final calculation of the amount of 6.1(a) shall be arrived at by mutual consent through discussions of the Chief Financial Officers of the Buyer and the Seller.


                        Article VII

                      ESCROW ACCOUNTS

     7.1 Escrow A. The sum of USD 1,000,000 shall be reserved from the purchase price amount set forth in paragraph
6.1 above, and placed in an escrow account of USD 1,000,000 to be held by Bech-Brunn Dragsted in Aarhus, Denmark (the "Escrow Agent"). The escrowed funds shall be held for the purpose of indemnifying the Buyer for Seller's breach of any representations or warranties under Article II of this Agreement.

          (a) The escrowed funds shall be invested in interest bearing accounts by the Escrow Agent, with the interest being payable periodically to the Seller or its successor in interest after deduction of a reasonable Escrow Agent fee;

          (b) Upon receipt by the Escrow Agent of a certification of either (1) a duly executed agreement between the parties, or (2) a final and binding arbitral award issued in accordance with Article XVII of this Agreement, the Escrow Agent shall make payment of the certified amount after five days from receipt of such certification;

          (e) Any balances remaining in the Escrow Fund which are not the subject of an unresolved dispute on December
31, 2001, together with any unpaid interest shall be paid to the Seller or its successor in interest.

     7.2 Escrow B. A sum equal to 90% of the difference between (1) 100% of the accounts receivable of the Seller as provided in Section 1.2(a) of this Agreement and (2) a sum of the insured accounts of the Seller and the prime accounts of the Seller on March 15, 2001 as set forth on a schedule to be delivered at Closing shall be deposited in an interest bearing escrow account with a bank (the "Escrow Agent") selected by the Seller.

          (a)     In the event a non-insured, non-prime
account shall not have been paid within one-hundred twenty
(120) days from the date of Closing, then the Buyer shall notify the Seller of such nonpayment and the Seller shall direct the payment of 90% of such amount to the Buyer.


          (b) Upon payment by an account debtor of any non-insured, non-prime account, then one-hundred and twenty
(120) days from the date of Closing, the Buyer shall direct the release from the escrow to the Seller of 90% of such paid amount. Buyer will send monthly statements to the Seller listing the receipt of all such payments.

          (c) The Buyer warrants to the Seller that it will use its best efforts to collect all accounts.

          (d) Upon receipt by the Escrow Agent of a certification of either (1) a duly executed agreement between the parties, or (2) a final and binding arbitral award issued in accordance with Article XVII of this Agreement, the Escrow Agent shall make payment of the certified amount after five days from receipt of such certification.

          (e)     Upon payment to the Buyer of any
reimbursement obligation, the Buyer shall assign the account to the Seller who may commence litigation for collection.

          (f)     All interest which shall accrue on this
account shall accrue for the benefit of the Seller and paid to the Seller or its successor by the Escrow Agent.

                        Article VIII

                    CONDITIONS TO CLOSING

The Seller shall deliver at Closing:

     8.1. Engagement Letters between Pricewaterhouse-Coopers and Ernst & Young and the Buyer according to which Pricewaterhouse-Coopers and Ernst & Young undertake, on the account of the Buyer, to supply all such audited accounts as may be deemed necessary by the Securities Exchange Commission of the United States of America, for, but not limited to, SEC 8-K filings, within 65 days from the Closing.

     8.2. Draft of the usual completion statement specifying the costs and expenses which either Party is assumed to reimburse the other Party, including the Seller's obligation to reimburse the Buyer or its assignee for holiday allowances for all employees through to March 15, 2001.

     8.3. Assignment of any non-competition undertaking from Mr. John R. Trolle to the Seller not to compete with the Business.

     8.4. Stock certificates, where issued or equivalent proof of ownership in respect of all Acquired Subsidiaries owned by the Seller duly assigned to the Buyer.

     8.5.     Evidence that the Seller has initiated
proceedings in Denmark to have declared null and void a Mortgage (in Danish "ejerpantebrev") dated 1 March 1994 duly assigned to the Buyer.

     8.6. Consent of FDB Ejendomme c.o.o.p. according to which FBD accepts the Buyer or Buyer's assignee as the Lessee according to the terms of the Lease Agreement (in Danish "lejeaftale") dated November 1998 in respect of Sonderhoj 22, DK-8260 Viby J, Denmark, including the transfer of any deposits paid by the Vendor to the landlord together with a statement of FBD that no rent is presently due.

     8.7. Consent of Unileasing A/S to the assignment to Buyer or Buyer's assignee of an equipment lease covering equipment at Seller's premises in Viby, Denmark, according to Financial Lease Agreement with Unileasing A/S, dated 29 April 1999, and Lease Agreement on IT-Equipment to employees dated

31 August 2000, together with a statement of Unileasing that no rent is presently due.

     8.8. Assignments of all registration certificates or applications for the same for all Intellectual Property, including patents, marks, web sites, business logos, utility models of any nature hereunder, the name Memory Card Technology A/S, and all the business logos and domain names of the Seller.

     8.9. Written assignment of the License Agreement with Micron Electronics Inc., dated 28 June 2000, and the Direct
Rambus RIMM Module Agreement with Rambus Inc., dated 15 July
1998 to the extent possible.


     8.10. In respect of accounts receivable, Gerling Credit Insurance's written consent to assignment of present insurances stating that Gerling Credit Insurance accepts full liability according to the existing insurance policy in respect of all insured debtors assigned to the Buyer or Buyer's Assignee.

     8.11. An assignment of the small interest in Memory Card Technology Chile Limitadas owned by Mr. Romero Conde and JP Group Inc.'s interest in Memory Card Technology Argentina, S.A. and Memory Card Technology Mexico S.A. de C.U. to an entity formed by the Buyer.

     8.12. An opinion letter from counsel to the Seller or various counsels to the Acquired Subsidiaries, as the case may be, evidencing that title to all of the subsidiaries being transferred to the Buyer will be owned by the Buyer or entities in which the Buyer will have a 100% interest, directly or indirectly.

     8.13. Certificates from Skandia which manages pension plans on behalf of the employees of Memory Card Technology A/S stating that all payments now due have been paid.

     8.14. Assignments of any letters of credit issued in favor of Memory Card Technology A/S to the Buyer or Buyer's assignee to the extent transferable.

     8.15. An opinion of counsel to the Seller including without limitation an opinion that the transfer of the assets to the Buyer under this Agreement will comply with all requirements of Danish law, including Danish bankruptcy law and that upon the transfer, the assets will be held by the
                              21

Buyer free and clear of all liens, encumbrances and claims of creditors and stockholders of Memory Card Technology A/S. A form of the substance of such an opinion is attached hereto as Exhibit D.

     8.16. Consent of WestPac Banking Corp. to a change in control of Hypertec.

     8.17. A list of the names of the top twenty customers of the Seller.

     8.18.     An Assignment and General Release by which
Seller shall assign to Buyer (or Buyer's assignee) all of its rights to indebtedness owed by the Acquired Subsidiaries.

     8.19. Executed Employment Agreements of Lars Marcher and Carl Peter Nielsen with Buyer have been received by the Buyer.

     8.20. Secretary's Certificate evidencing the adoption of a resolution of the Board of Directors of the Seller approving this Agreement.

     8.21.     Certificate of the President and Chief
Financial Officer of the Company that all representations and warranties made in the Agreement are true at Closing, to the best of their knowledge.

     If Seller fails to deliver any of the above items through a failure to obtain the consent of a third party, Seller shall not be liable in damages to the Buyer for the default but the Buyer shall not be obligated to close.


                        Article IX

                          CLOSING

     9.1 Closing Time and Place. The closing of the sale and purchase of assets (the "Closing") shall take place at the Seller's premises on or before March 30, 2001 at such time as the parties shall agree, but as soon as practical, but the Closing shall be adjusted as of March 15, 2001.

     9.2     Balance Sheet.  Seller not later than two (2)
business days prior to Closing shall deliver a proposed form of balance sheet dated March 15, 2001 and a proposed
calculation of the Section 6.1(a) amount.
                              22

     9.3 Payment Directive. Seller not later than two (2) business days prior to Closing shall deliver a letter countersigned by the Supervisor identifying the banks and the accounts into which the purchase price, including Escrow B, shall be paid with full wire transfer instructions.

     9.4 Seller's Transfer of Assets. At the Closing, Seller shall deliver to Buyer bills of sale and such other documents as may be necessary to convey to and vest in Buyer title to the Purchased Assets free and clear of all liens and encumbrances, together with the duly endorsed stock certificates of all subsidiaries or other evidence of ownership of Acquired Subsidiaries and automobile ownership certificates and shall provide documentary proof satisfactory to counsel for Buyer of compliance with all of the conditions to Closing of Article VIII, above, including without limitation, documentation and the opinion of counsel that upon payment of the purchase price the Buyer has taken the Purchased Assets free of the claims of Seller's creditors and stockholders.

     9.5     Buyer's Payment of the Purchase Price.  At the
Closing, Buyer shall pay the purchase price in accordance with
Article VI, above and such payment shall be available to Seller on the Closing date.

     9.6 Termination of Operations. Upon the completion of the Closing Seller and its retained subsidiaries shall forthwith cease to operate its business.



                          Article X

                      COSTS AND EXPENSES

     10.1 All stamp duties, share transfer fees, dues, levies or the like incurred in connection with this transaction shall be borne by the Buyer.

     10.2 Each of the parties shall bear their own costs and expenses including fees in respect of external advisors, including investment bankers, auditors and lawyers.

     10.3 Any costs relating to the transfer of the Assets including but not limited to costs relating to re-registration of cars, take-over of IT-equipment, telephones, faxes, etc.
                              23
and transfer of intellectual property rights shall be paid by the Buyer.



                          Article XI

                     VAT AND VAT LIABILITY

     11.1 Buyer shall take over any VAT liability payable on the transferred assets without this giving rise to a deduction in the total purchase price.



                         Article XII

                 RESERVATIONS FOR TAX EFFECTS

     12.1 In the event that the relevant Danish tax authorities do not accept the amounts attributed to the individual assets, either party may demand that the amounts be adjusted as stipulated by the tax authorities, however the total purchase price will remain fixed as finally adjusted under clause 8.2.


                         Article XIII

                        INDEMNIFICATION

     13.1      The Buyer shall have no right to
indemnification based upon facts and circumstances disclosed to it by the Seller prior to the date hereof.

     13.2 Except for breaches of representations and warranties concerning title to assets conveyed hereunder and the authority of the Seller to enter into this Agreement and obligations to employees, the total aggregate liability of the Seller for claims of indemnification shall not exceed the USD 1,000,000 held in the Escrow established under Article VII of this Agreement.

     13.3 No liability in the Seller shall arise for indemnification unless and until total claims made shall exceed USD 25,000. No single claim shall be for less than USD 10,000.

     13.4 No claim for indemnification, except a claim based upon breach of title to assets conveyed hereunder, the authority of the Seller to enter into this Agreement, and the obligations to employees shall be made unless such claim is made on or prior to December 31, 2001. All other claims may be made up to the date the notice of liquidation is given to creditors; however, not later than December 31, 2003.

     13.5 No claim for indemnification shall be made if the claim is covered by insurance of the Seller against which the Buyer may make a direct claim.

     13.6 No claim for indemnification shall be made to the extent provisions or reserves were made in the Balance
Sheet.

     13.7 No claim for indemnification shall be made by any party other than the Buyer, a subsidiary of the Buyer, and any assignee of the Buyer or any successor in interest of either.

     13.8 In the event a third party asserts a claim which becomes the basis for a claim for indemnification, Buyer shall give written notice to the Seller of such claim within thirty days of receipt of the claim from the third party. If the third party initiates litigation, the Seller at its own cost and expense shall have the right to join in the defense of the action. If the Seller agrees to be bound by and pay the full amount of any judgement recovered, then Seller shall have the full right to take over the defense of such claim.

     13.9 Seller does not undertake any obligation of indemnification after closing except for breaches of representations and warranties set for in Article II and after closing the Buyer may not cancel this agreement for breaches of representations and warranties.

                        Article XIV

                CERTAIN POST-CLOSING MATTERS

     14.1 All notices, correspondence, information, orders or inquiries relating to the assets transferred which are received by the Seller on or after closing shall be passed on to the Buyer. Similarly, all payments received by the Seller on or the effective date of Closing in respect of receivables transferred shall immediately be forwarded to the Buyer. The Buyer shall similarly forward to the Seller any correspondence
                             25
etc. and payments received by Buyer after Closing which relate to assets not transferred.

     14.2 At the Seller's request the Buyer agrees to assist the Seller and its remaining subsidiaries free of charge and to a reasonable extent in certain matters after Closing.

       The Buyer's assistance shall include but not be limited to the following:

       Collection of the Seller's outstanding debts and receivables

       Current bookkeeping

       Assistance to Seller's accountant in preparation of Seller's accounts

       Preparation of VAT returns

       Preparation of wage/salary reports

       Settlement of the Seller's accounts with the Seller's insurance companies

       Provision of vouchers from the Seller's files resting with the Buyer

       Other administrative matters required by law.

     14.3 Subsequent to Closing Buyer shall, free of charge to a reasonable extent make office space, telephone, fax, computers, internet connection and other office facilities available to Seller until liquidation of Seller.

     14.4 Buyer shall free of charge and as long as it is required under the Danish Company Accounts Act
(Arsregnskabsloven) and the Danish Bookkeeping Act
(Bogforingsloven) store all required materials, files of Seller and/or Sellers estate, cf. the said act, and make these available to Seller free of charge.

     14.5 Buyer's obligation to provide assistance to Seller and its remaining subsidiaries will terminate on liquidation of the Seller.

     14.6 Lars Marcher and Carl Peter Nielsen may also continue as formal management of Seller until the present suspension of payments period expires.

     14.7 Buyer shall have no obligation to pay costs, penalties, accounting and legal fees, or other expenses of the Seller or its remaining subsidiaries in rendering assistance pursuant to this Article.


                         Article XV

                      OTHER AGREEMENTS


     15.1 Operation of the Business After March 15. Assuming a Closing of this Agreement, then all operations of the Seller after March 15, 2001 shall be for the account of the Buyer. During this period, operations will be conducted by the Seller in the ordinary course of a business in suspension of payments. Buyer shall have the right to have representatives on site to monitor all affairs.

     15.2 Failure to Close by March 30. If this Agreement does not close on or before March 30, 2001, then two business days before the date of the Closing, Seller shall deliver a new proposed balance sheet, all operations up to the date of the new balance sheet shall be for the account of the Seller, and the Section 6.1(a) payment adjusted with respect to the new balance sheet in accordance with Section 6.4.

     15.3 Covenant Not to Compete. Seller agrees that neither it nor any subsidiary it retains, including JT Group, Inc., California, shall compete in the Business after the date of Closing, nor will it acquire any interest in any business which competes in the Business from and after the date of Closing.

     15.4 Proceedings to Cancel Mortgage. Prior to Closing Seller will initiate proceedings in its name to have declared null and void under Danish law a Mortgage dated March 1, 1994 in the approximate amount of $57,000. Seller, at its expense will continue to process this proceeding to its conclusion. If Seller shall have not succeeded in obtaining this judgment within fifteen (15) months of the date of Closing, or if at a sooner date the Mortgage shall be established as valid, then the Seller will reimburse Buyer for any damages caused.


                        Article XVI

                           NOTICES

     All notices, consents, waivers or other communication relating to this Agreement or the transactions contemplated hereby must be in writing (in the English language) and must be sent to the following addresses:
With respect to Seller:



Copies of all notices or other communication to Seller shall be forwarded to:

          Attorney Aage Tang-Andersen, Supervisor
          Gorrissen Federspiel Kierkegaard
          Kannikegade 18
          8000 Aarhus C
          Denmark
          Telephone +45 86 12 17 00
          Telefax +45 86 12 12 44

With respect to Buyer:

          President
          Dataram Corporation
          Route 571
          P.O. Box 7528
          Princeton, NJ  08543-7528
          Telephone:   (609) 799-0071
          Telefax:     (609) 936-1689



                      Article XVII

                      TERMINATION

     17.1 If 75% of the creditors of the Seller have not approved this Agreement by March 30, 2001, either party may terminate this Agreement by written notice to the other without further liability.

     17.2 If this Agreement has not closed by March 30, 2001 because of a material default by one party, this Agreement may be terminated by the non-defaulting party by written notice.
                       Article XVIII

                   GOVERNING LAW AND VENUE

     18.1      This Agreement shall be governed by and
construed in accordance with the laws of the Kingdom of Denmark.

     18.2 .Any dispute or claim arising out of or in connection with this Agreement or in connection with any breach, termination or invalidity hereof shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration).

The arbitration tribunal shall be composed of 3 arbitrators.

Each party shall appoint one arbitrator and the Institute shall appoint a third arbitrator who shall be chairman of the arbitration tribunal. If a party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Institute.

The place of arbitration shall be Copenhagen.

The language of the arbitration shall be the English language.


March 15, 2001

For the Seller:                    For the Buyer:

MEMORY CARD TECHNOLOGY A/S         DATARAM CORPORATION

    KJELD RANUM                         ROBERT TARANTINO
By: ______________________         By: _______________________
    Kjeld Ranum                         Robert Tarantino
    Chairman of the                     President
    Board of Directors

                                   APPROVED BY:

     LARS MARCHER                  AAGE TANG-ANDERSEN,
By: ______________________         ___________________________
     Lars Marcher                  Aage Tang-Andersen,
     President                     Supervisor

Exhibits

Exhibit A - Current Lease Agreement With Uni-Leasing (attached to Disclosure Letter)

Exhibit B - List Of Orders And Offers Received (attached to
            Disclosure Letter)

Exhibit C - Distributors And Agents (attached to Disclosure
            Letter)

Exhibit D - Opinion Of Counsel To The Seller



Schedules

Schedule 1.2(a) - Excluded Accounts Receivable Of The Seller

Schedule 1.2(c) - Vehicles And Vehicle Leases Which Seller
            Will Transfer Into Buyer's Name (attached to
            Disclosure Letter)

Schedule 1.2(d) - The Major Items Of Plant, Equipment,
            Machinery, Furniture And Fixtures, As Well As
            Leases Of Same (attached to Disclosure Letter)

Schedule 1.2(g) - Non-Exhaustive List Of Intellectual Property
            Used In The Conduct Of The Business (attached to
            Disclosure Letter)

Schedule 1.2(j) - Rights And Claims Under Service And Parts
            Contracts, Manufacturing Contracts, Joint Ventures And Leases Under Which Seller Is The Lessor For Products Of The Business (attached to Disclosure Letter)

Schedule 1.2(m) - Subsidiaries Included In The Purchase

Schedule 4.1 - Contracts Assumed By Buyer (attached to
            Disclosure Letter)

                        Schedule 1.2(m)



Subsidiaries Included in the Purchase:

     Memory Card Technology Colombia Limitadas
     Memory Card Technology Argentina, S.A.
     Memory Card Technology Chile Limitadas
     Memory Card Technology Mexico S.A. de C.U.

     Memory Card Technology GmbH
     Memory Card Technology Srl.
     Memory Card Technology Pty
     Memory Card Technology Ltd.
     Comtech Computer Ltd.
     MCT (UK) Ltd.

     Memory Card Technology Pty, Ltd.
     Hypertec Pty Ltd.
     Hypertec Memory Singapore Ptc. Ltd.
     Hypertec Memory Hong Kong Ltd.
     Hypertech Memory (Thailand) Ltd.
     Hypertec Memory (Malaysia) Sdn Bhd


Subsidiaries Not Included in Purchase:

     JT Group, Inc. (California)
     Memory Card Technology A.B. (Sweden)
     Micot Holding A/S (Denmark)
     Micro Storage, Inc. (California)
     Memory Card Technology South America, S.A. (Colombia)
     Russian Liaison Office

Memory Card Technology A/S
In suspension of payments
Sonderhoj 22
DK-8260 Viby J.

                       March 16, 2001

Dear Sirs:

     With reference to Asset Purchase Agreement as of today, we hereby confirm that notwithstanding what is stated in clause 7.2(a) and (b) the following is agreed instead:

       (a) In the event Buyer has not within 120 days from closing been paid minimum 90% of the total amount of non-insured, non-prime accounts, then the Buyer shall notify the Seller of such nonpayment and the Seller shall direct the payment of such remaining amount to the Buyer. Buyer shall apply any provisions prior to being paid any remaining amount.

       (b) If and when Buyer has been fully paid under (a) above, Buyer shall direct the release of the amount in the escrow for the benefit of Seller.

     Regarding clause 6.4 the following is agreed:

     The last sentence shall be added: "... and approved by the supervisor."

     Regarding article 2, the Buyer represents that the Buyer has not discovered any circumstances which may lead to claims under article 2 of the Agreement or which may indicate that the Sellers representations and warranties may be inaccurate or incorrect.

     Buyer will deliver, as soon as possible, a legal opinion the content of which will be similar to the one to be provided by Sellers legal counsel.

     Finally we acknowledge receipt of the Disclosure Letter.

                         Sincerely,

                         DATARAM CORPORATION


                         Robert Tarantino
                         President

_________________________
Accepted by Seller

1